Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Comstock Resources, Inc., to our estimates of reserves and value of reserves and to our reports on reserves as of December 31, 2009, 2010 and 2011 incorporated by reference into the prospectus contained in the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on or about November 9, 2012 and any subsequent amendments thereto.

/s/ Lee Keeling and Associates, Inc.

Tulsa, Oklahoma

November 9, 2012